Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds fiscal year, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $7,107.


74U1		Class A	13,414
		Class B	15,096
		Class C	4,123

74U2		Class M	441


74V1		Class A	8.96
		Class B	8.66
		Class C	8.66

74V2		Class M	8.78